UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 15, 2002

        KANA Software, Inc.
(Exact name of registrant as specified in its charter)

        Delaware
(State of Other Jurisdiction of Incorporation)

000-24163	77-0435679
(Commission File Number)	(I.R.S. Employer Identification Number)

181 Constitution Drive
      Menlo Park, California    94025
(Address of principal executive offices including zip code)

        (650) 614-8300
(Registrant's telephone number, including area code)

        Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

ITEM 5: OTHER EVENTS.

RECENT DEVELOPMENTS

Effective November 15, 2002, KANA Software, Inc. (KANA) entered into an amendment to a facility lease originally entered into by its subsidiary Broadbase Software, Inc. This lease relates to an excess facility that has been included in KANA's accrued restructuring liability since September 2001. In exchange for KANA's assumption of Broadbase's obligations under the lease agreement, payment to the landlord of approximately $4.0 million and issuance to the landlord of a one-year warrant to purchase up to 200,000 shares of KANA common stock at an exercise price of $1.61 per share, the landlord has reduced the minimum rent obligation by approximately $20.4 million over the remaining term of the lease, November 2002 through January 2011. The reduction in the quarterly rent obligation ranges from approximately $500,000 in the first quarter of 2003 to approximately $700,000 in the fourth quarter of 2010. Satisfaction of the $4.0 million cash payment obligation will result in a reduction of approximately $1.4 million in restricted cash that had been held to secure a letter of credit in favor of the landlord, reduction of approximately $500,000 in deposits that had been held by the landlord, and an increase of approximately $2.1 million in notes payable due to borrowings under KANA's line of credit with Silicon Valley Bank.

In connection with this lease amendment, KANA's evaluation of real estate market conditions relating to this and other excess leased facilities, and discussions with others of its landlords, KANA will reduce its associated accrued restructuring liability by approximately $9 milion to $10 million. This reduction is a result of the $4 million payment discussed above, as well as approximately $5 million to $6 million in restructuring cost savings that will be reflected in KANA's operating results for the quarter ended December 31, 2002.

ITEM 7: FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits.

The following exhibits are filed herewith:

99.1 Assignment Agreement and First Amendment of Lease

SIGNATURES

Pursuant to the requirement of the Security Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 21, 2002

KANA Software, Inc.

By:	/s/ John Huyett

John Huyett
Chief Financial Officer